Exhibit 10.1

KRISPY KREME DOUGHNUTS, INC.
2000 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made as of ___________, by and between Krispy Kreme Doughnuts, Inc., a North Carolina corporation having its principal office at 370 Knollwood Street, Winston-Salem, North Carolina 27103 (the “Corporation”), and ____________ (“Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors and shareholders of the Corporation have approved the Krispy Kreme Doughnuts, Inc. 2000 Stock Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;

WHEREAS, pursuant to authority granted to it in the Plan, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has granted to Employee restricted shares of Common Stock of Krispy Kreme Doughnuts, Inc., as set forth below; and

WHEREAS, restricted stock granted under the Plan is to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine.

NOW, THEREFORE, it is mutually agreed as follows:

1.	Award of Restricted Stock

The Committee has granted to Employee an award of _________ restricted shares of Common Stock (the “Restricted Stock”), subject to, and in accordance with, the restrictions, terms and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is _____, 2006 (“Grant Date”).

2.	Restrictions

If Employee remains employed by the Corporation, Employee shall become vested in the Restricted Stock in _______ equal installments beginning on ___________, and continuing on the next _______________ anniversaries of the Grant Date (each such date shall be a “Vesting Date”), all as set forth below:

Date	Cumulative Number of Shares Vested

On each Vesting Date, Employee shall own the vested shares of Restricted Stock free and clear of all restrictions imposed by this Agreement. The Corporation shall deliver a certificate(s) (or other evidence of ownership) for the vested shares of Restricted Stock to Employee as soon as practical after each Vesting Date. For purposes of this Agreement, employment with a Subsidiary of the Corporation shall be considered employment with the Corporation.

3.	Certificates

The Restricted Stock granted hereunder may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Employee, the Committee may require that such certificates bear an appropriate legend (the “Restrictive Legend”) referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Corporation retain physical possession of the certificates, and that the Employee deliver a stock power to the Corporation, endorsed in blank, relating to the Restricted Stock. Upon the vesting of the Restricted Stock pursuant to the terms hereof and the satisfaction of any withholding tax liability pursuant to Section 9 hereof, the certificates evidencing such vested shares of Common Stock, not bearing the Restrictive Legend, shall be delivered to the Employee or other evidence of vested shares of Common Stock shall be provided to the Employee.

4.	Rights as a Shareholder

Except as otherwise provided in this Agreement and the Plan, Employee shall have all of the rights of a shareholder of the Corporation with respect to the shares of Restricted Stock, including the right to vote such shares. All dividends declared and paid by the Corporation on shares of Restricted Stock shall be paid in the form of Restricted Stock having a Fair Market Value on the dividend payment date equal to the amount of the cash dividend. Such shares of Restricted Stock will vest at the same time as the shares of Restricted Stock in respect of which they are issued and shall otherwise have terms identical to the terms of such Restricted Stock.

5.	Effect of Termination of Employment on Restricted Stock

Any unvested Restricted Stock shall be automatically forfeited upon the termination of Employee’s employment for any reason other than due to Employee’s death or Disability. In the event Employee’s employment terminates due to his or her death or Disability, the Restricted Stock will become immediately vested in full.

6.	Adjustment for Change in Common Stock

In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the shares of Restricted Stock shall all be adjusted appropriately in the Committee’s discretion.

7.	Nontransferability

The Restricted Stock shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void without the express consent of the Committee. Employee agrees to appropriate legends on the Restricted Stock in order to reflect the vesting provisions set forth herein and to reflect any restrictions required by applicable securities laws.

8.	Change in Control

In the event of a “Change in Control,” the Restricted Stock shall become vested in full. For purposes hereof, “Change in Control” shall have the meaning set forth in the Plan, except in the case of a transaction described in clauses (1) or (3) of paragraph (b) of such definition, the consummation of such a transaction, rather than the approval by shareholders of the Corporation of such transaction or an agreement to effect such a transaction, shall constitute a Change in Control.

9.	Taxes and Withholding

Employee shall be responsible for all federal, state and local income taxes payable with respect to this award of Restricted Stock. Employee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Corporation and Employee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. Employee acknowledges that he or she may incur substantial tax liability as a result of the grant of Restricted Stock to him or her or the lapse of the restrictions hereunder.

The Corporation shall have the right to retain and withhold from any payment of Restricted Stock the minimum amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Corporation may require Employee to reimburse the Corporation for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Corporation is so reimbursed. In lieu thereof, the Corporation shall have the right to withhold from any other cash amounts due to Employee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes. In addition, Employee may elect, subject to approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Corporation withhold Shares with a Fair Market Value equal to the minimum statutory tax required to be withheld.

10.	Modification of Agreement

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

11.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.	Notices

Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation at 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Chief Financial Officer, or such other address as the Corporation may hereafter designate to Employee. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

13.	Binding Effect

(a)  This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to the Corporation, whether by merger, consolidation or the sale of all or substantially all of the Corporation’s assets. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(b)  This Agreement shall be binding upon and inure to the benefit of Employee or his legal representative and any person to whom the Restricted Stock may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.

14.	Agreement to be Bound by Plan

Employee hereby acknowledges that Employee fully understands his or her rights under the Plan, and that Employee agrees to be bound by all the terms and provisions of the Plan.

15.	Plan Controls

The Restricted Stock and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan (which are incorporated herein by reference). Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan. The Board reserves its right to amend or terminate the Plan at any time without the consent of Employee; provided, however, that Restricted Stock outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby. All interpretations or determinations of the Committee shall be final, binding and conclusive upon Employee and his or her beneficiary or legal representative on any question arising hereunder or under the Plan.

16.	Rights to Future Grants; Compliance with Law

By entering into this Agreement, Employee acknowledges and agrees that the award and acceptance of Restricted Stock pursuant to this Agreement does not entitle Employee to future grants under the Plan or any other plan, nor do they confer on Employee any right with respect to continuance of employment.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

KRISPY KREME DOUGHNUTS, INC.

By:    ______________________________________
Title:  ______________________________________

EMPLOYEE:

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Signature
Printed Name: